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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our reports dated March 6, 2001 (except with respect to the matters discussed in Notes 2 and 7, as to which the date is June 8, 2001 and the matter discussed in Note 8, as to which the date is June 11, 2001), included in this Annual Report on Form 10-K/A of American HomePatient, Inc. and subsidiaries into the Company's previously filed Registration Statement File Number 000-19532. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2000, or performed any audit procedures subsequent to the date of our report.


                                     /s/ ARTHUR ANDERSEN LLP


Nashville, Tennessee
June 19, 2001